Exhibit 99

USANA Health Sciences Announces Plans to Expand Operations to Thailand

SALT LAKE CITY--(BUSINESS WIRE)--May 18, 2011--USANA Health Sciences, Inc. (NYSE: USNA) today announced plans to expand into Thailand in the fourth quarter of 2011. This will be USANA’s 16th market in which independent distributors sell USANA’s high quality, science-based products.

According to the World Federation of Direct Selling Associations (WFDSA), Thailand is the world’s 13th-largest country in terms of retail U.S. dollars generated from direct selling and Asia’s 5th-largest market for direct selling, with estimated sales of more than $1.5 billion. USANA’s entry into Thailand will serve as an important next step in the company’s plan for international growth.

Dave Wentz, USANA’s Chief Executive Officer, said: “We’re very excited about our choice to enter the Thailand market, given that Thailand is one of the top markets in the world for businesses like USANA. We currently have leaders and customers, with existing ties to this country, who are confident that USANA will succeed in this growing market. Perhaps most importantly, we are confident that we will be able to expand into Thailand and still maintain focus on our primary expansion objective, which is growing USANA through BabyCare in China.”

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, China, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors Contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com
or
Media Contact:
Dan Macuga
Vice President of Marketing & Public Relations
(801) 954-7280
Dan.Macuga@us.usana.com